UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 28, 2005

EVOLVE ONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26415	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Clint Moore Road, Suite 101, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (561) 988-0819

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Election of Directors.

On April 28, 2005, Lonnie L. Sciambi formally accepted his election to the Company's Board of Directors. Mr. Sciambi is currently Managing Partner of Technology Directions Group which provides advisory services to middle market companies seeking growth or strategic alternatives for underperforming products or operations. He was most recently Managing Director and CEO of Hamilton Capital Group, LLC, an investment banking firm, he founded with four other partners, focused on providing merger and acquisition services and raising institutional capital for closely-held private companies.

Previously, Mr. Sciambi was Managing Director of LBC Capital Resources, Inc., a boutique investment banking firm, where he was responsible for capital placement and mergers/acquisitions for small-cap, technology-based public companies.

Prior to joining LBC Capital, Mr. Sciambi was President and CEO of Ion Networks, Inc. (NASDAQ:IONN), formerly MicroFrame, Inc., a publicly-traded, telecommunications network management company, where he completed a successful turnaround. His background includes general manager positions with MTech and Citicorp, and CEO positions with a number of private technology companies providing both hardware and software products.

As an entrepreneur, Mr. Sciambi founded, grew and sold two of his own companies and has helped more than three dozen companies establish their strategic direction and develop capital-generating business plans as advisor and investor. He has successfully completed turnarounds of four companies in disparate markets and has been involved in raising more than $250 million in capital in both the public and private sectors. He has had primary responsibility for more than thirty merger and acquisition transactions, domestic and international.

Mr. Sciambi is also a Director of Diversifax, Inc., a publicly-traded company on the Pink Sheets (DFAX), and is an investor, advisor to and member of the board of directors of several technology-based private companies. He began his career with IBM and holds a bachelor of science degree in electrical engineering from Drexel University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE ONE, INC.

By:  /s/ Irwin Horowitz

Irwin Horowitz, President

DATED: May 2, 2005